Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Joseph Lovechio, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS RECORD THIRD-QUARTER EARNINGS AND RAISES FULL-YEAR GUIDANCE
Third-Quarter GAAP EPS Up 158 Percent; Ongoing Business Operations EPS Up 51 Percent
Continued Sales Growth and Margin Expansion

BENTON HARBOR, Mich., October 22, 2013 - Whirlpool Corporation (NYSE: WHR) announced today third-quarter GAAP net earnings of $196 million, or $2.42 per diluted share, compared to net earnings of $74 million, or $0.94 per diluted share, reported during the same period last year. On an adjusted basis, diluted earnings per share(1) improved to $2.72, compared to $1.80 in the prior year, mainly driven by higher revenue, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives.

Sales in the quarter were $4.7 billion compared to $4.5 billion reported during the same period last year. Excluding the impact of both foreign currency and Brazilian (BEFIEX) tax credits, sales increased over 5 percent led by strong growth in North America.

“We continue to execute on the plans we set out at the beginning of the year," said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “Our innovative products and industry-leading brands are driving increased consumer demand and revenue growth. That growth, combined with our actions to increase margins, is translating into record earnings.”

Third-quarter GAAP operating profit totaled $313 million, compared to $213 million in the prior year. On an adjusted basis, operating profit(2) totaled $353 million, nearly 8 percent of sales, compared with $262 million, approximately 6 percent of sales, in the prior year. Higher revenue, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives more than offset higher material costs, foreign currency and increased investments in marketing, technology, and products.

During the nine months ended September 30, 2013, the company reported cash flow from operating activities of $242 million compared to cash flow used in operating activities of $(161) million in the prior-year period. On a year-to-date basis, Whirlpool Corporation reported free cash flow(3) use of $(72) million compared to free cash flow(3) use of $(435) million in the prior-year period.

OUTLOOK
Whirlpool Corporation is increasing its full-year diluted earnings per share guidance and full-year adjusted earnings per share(1) guidance. The full-year diluted earnings per share guidance is increasing to $10.45 to $10.65 compared to the previous range of $10.05 to $10.55, and the full-year adjusted earnings per share(1) guidance is increasing to $9.90 to $10.10 compared to the previous range of $9.50 to $10.00.

2013 EPS Outlook
GAAP EPS	$10.45-$10.65
Restructuring Expense	1.75
Brazilian (BEFIEX) Tax Credits	(0.91)
U.S. Energy Tax Credits*	(1.50)
Antitrust and Contract Resolutions	(0.02)
Investment Expenses	0.14
Ongoing Business Operations EPS(1)	$9.90–$10.10

*2013 outlook includes the expected impact of $120 million from U.S. energy tax credits.

The company now expects to generate free cash flow(3) between $690 million and $710 million up from between $650 million and $700 million.

"Our robust pipeline of new product innovations for consumers around the globe creates significant opportunities for us going forward,” said Fettig. “We are executing our long-term growth strategy and remain focused on delivering our shareholder value creation targets.”

THIRD-QUARTER REGIONAL REVIEW

Whirlpool North America
Whirlpool North America reported third-quarter sales of $2.6 billion compared to $2.4 billion in the prior year, an increase of over 8 percent. The region reported operating profit of $289 million, 11 percent of sales, compared to $227 million, approximately 9 percent of sales, in the prior year. Higher sales, ongoing productivity, and the benefit of cost and capacity-reduction initiatives more than offset higher material costs and investments in marketing, technology, and products.

The company now expects full-year 2013 U.S. industry unit shipments to increase by approximately 9 percent.

Whirlpool Europe, Middle East and Africa
Whirlpool Europe, Middle East and Africa reported third-quarter sales of $778 million compared to $702 million in the prior year. Excluding the impact of currency, sales increased approximately 5 percent.

The region reported break-even results compared to an operating loss of $(36) million in the prior year. The improvement was driven by higher sales, ongoing productivity and cost and capacity-reduction initiatives which more than offset higher material costs.

The company now expects full-year 2013 industry unit shipments to be flat versus last year.

Whirlpool Latin America
Whirlpool Latin America reported third-quarter sales of $1.1 billion, compared to $1.2 billion in the prior year. Excluding currency and Brazilian (BEFIEX) tax credits, sales were down less than 1 percent as a temporary reduction in global compressor sales was offset by stronger appliance shipments.

The region reported operating profit of $133 million, compared to $118 million in the prior year. During the third quarters of 2013 and 2012, the company monetized $29 million and $13 million of Brazilian (BEFIEX) tax credits, respectively. On an adjusted basis, operating profit(4) totaled $104 million, 9.4 percent of sales, versus $105 million, 8.8 percent of sales, in the prior year. Ongoing productivity offset higher material costs and foreign currency.

The company now expects full-year 2013 industry unit shipments to be up 1 percent.

Whirlpool Asia
Whirlpool Asia reported third-quarter sales of $197 million compared to $201 million in the prior year. Excluding the impact of currency, sales increased approximately 2 percent.

Operating profit of $7 million in the third quarter, approximately 4 percent of sales, was flat compared to the prior year. Favorable product price and mix and ongoing productivity offset higher material costs and foreign currency.

The company now expects full-year 2013 industry unit shipments to decline by 2 percent, primarily driven by weakness in India.

(1) A reconciliation of ongoing business operations/adjusted diluted earnings per share, non-GAAP financial measures, to reported diluted earnings per share and other important information, appears on page 13.
(2) A reconciliation of ongoing business operations/adjusted operating profit, non-GAAP financial measures, to reported operating profit and other important information, appears on page 13.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by / (used in) operating activities and other important information, appears on page 16.
(4) A reconciliation of ongoing business operations/adjusted operating profit by segment, non-GAAP financial measures, to reported operating profit by segment and other important information, appears on page 14.

THIRD-QUARTER 2013 PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation innovation is leading the market. The company's focus for more than a century has been on identifying unique consumer insights and designing high-quality products that deliver what consumers want and need. This focus yielded positive results during the third quarter, with strong consumer preference for the company's innovative new product offerings driving continued sales growth. The company's efforts were recognized externally with awards for leadership in corporate reputation and citizenship, performance and innovation.

Global Leadership:

•	Whirlpool Corporation was recognized by the Alliance to Save Energy with an Innovative Star Award for the company’s new line of Smart Grid home appliances.

•	Whirlpool Corporation's state-of-the-art facility in Cleveland, Tenn. achieved Leadership in Energy and Environmental Design (LEED) Gold Certification from the U.S. Green Building Council.

•	In Latin America, Whirlpool Corporation was named a Great Place to Work by Época magazine and one of the Best Companies to Work For by the magazine Você S/A and the Institute of Administration.

•	Whirlpool Corporation’s Europe, Middle East and Africa Region was awarded the prestigious Emirates Quality Mark for Excellence in Dubai in September.

•
Whirlpool Corporation won the Stand Design Award of Excellence at Decorex Johannesburg, the largest consumer show in South Africa. The company was one of only 19 winners among the 700 exhibitors at the décor, design and lifestyle expo.

Whirlpool North America Region:

•	The Whirlpool Cabrio Platinum dryer was named Editors’ Choice by Reviews.com as a “highly efficient and affordable top-load dryer."

•	A leading consumer publication awarded two Maytag wall oven models and the Whirlpool Duet front-load washer with BEST BUY ratings.

•
Whirlpool brand launched the industry’s first induction double oven freestanding range, which leads the way in cooking consistency and control with efficient cooking technology and easy cleaning. The 2.5 cubic-foot upper oven and 4.2 cubic-foot lower oven include a variety of special features that brings together the best of the brand’s cooking technology in one appliance.

•
More than 100 years of laundry knowledge is now at consumers’ fingertips in the new WashSquad laundry app, available in the iTunes store. The mobile app provides stain-solving tips and fabric-care instructions and can even assign laundry jobs to members of the household using a tracking system and points board.

•
KitchenAid brand introduced five-speed diamond blenders in both classic and diamond pitcher design. The new models feature patented four-star blade system and Intelli-Speed Motor Control and automatic Soft Start technology that ensure exceptional performance sure to handle any kitchen task.

•
Jenn-Air brand takes the guesswork out of cooking, baking and preparing food with its versatile 24-inch steam and convection wall oven. The modern, glass-touch controls guide consumers through the oven’s many menu choices and options - like Steam Plus Convection Mode, which uses steam and convection together for food that’s tender inside and roasted or crisped outside.

Whirlpool Europe, Middle East and Africa Region:

•
The biggest technology competition in Europe awarded the Plus X award for Best Design Brand 2013 to the Bauknecht brand in the large household appliances category, making it the home appliance brand with the most awards in the design category for 2013.

•	The Whirlpool brand’s Heatpump Green 850 dryer was named Best Buy and Best Tested in July by Consumentenbond, The Netherlands’ leading consumer journal.

•	The region announced the KitchenAid brand 6.9L Artisan bowl-lift stand mixer won the Small Electricals Innovation Award at the United Kingdom’s 2013 Housewares Innovation Awards.

•
The Bauknecht JetCuisine microwave specializes in precision, whether it’s grilling, browning or gentle steam cooking. With its new weight sensor, consumers need only select what is in the microwave, and the microwave automatically takes over all the other settings - cooking has never been so simple and so delicious.

•
The Bauknecht UltimateCare washer and dryer are setting new standards in laundry care, with a gentle, low-friction drum that protects the color, shape and texture of laundry better than any other appliance in independent tests. The pair’s energy and water-efficient cycles ensure economical results without sacrificing the reliability and quality consumers expect.

•
Bauknecht dishwashers with unique PowerDry ventilation system generate double the air circulation - making hand drying the dishes as much a thing of the past as prewashing them. Its innovative PowerClean+ system removes even the hardest dirt from dishes, and the one-hour wash and dry cycle makes cleaning fast as well as thorough.

Whirlpool Latin America Region:

•	Strong innovation in the Brastemp and Consul brands drove Whirlpool Latin America to secure its sixth straight win in the electronics category of Melhores da Dinheiro, by IstoÉ Dinheiro magazine.

•	For the third year, Whirlpool brand was recognized in Argentina as the 2013 Most Trusted Brand in refrigerators by Selecciones magazine's annual Trusted Brands survey.

•	The Consul Bem Estar refrigerator has unique storage space for consumers who don't want to store medicine and cosmetics near food and the exclusive Horta em Casa keeps vegetables fresh twice as long.

Whirlpool Asia Region:

•	Whirlpool China launched the Whirlpool Beijing Opera refrigerator, which features iconic design, extra-large capacity and innovative features that delight consumers.

•	The Whirlpool Mars front-load washer offers the fastest washing time in its market, with three Quick Clean modes and a Quick and Easy button that accelerates all cycle times by 10 percent.

•
In India, the Whirlpool brand’s new French-door, bottom-mount refrigerators feature Intelligent Temperature Control and Dual Cycle Dual Air Cooled System for customized cooling to change the way consumers view refrigeration.

•
The Whirlpool Neo iChill refrigerator portfolio now provides separate products that cater to a variety of consumer needs. From the entry-level Classic and Classic Plus models to the premium Royal and Royal 5 Star range, every household can have the cooling performance that meets its needs best.

About Whirlpool Corporation
Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of approximately $18 billion in 2012, 68,000 employees, and 65 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5)  risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (6) the uncertain global economy; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) Whirlpool's ability to maintain its reputation and brand image; (9) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (10) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (11)  product liability and product recall costs; (12) the effects and costs of governmental investigations or related actions by third parties; (13) Whirlpool's ability to obtain and protect intellectual property rights; (14)  the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner;  (15) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans;  (16) information technology system failures and data security breaches; (17) the impact of labor relations; (18) our ability to attract, develop and retain executives and other qualified employees; (19) changes in the legal and regulatory environment including environmental and health and safety regulations; and (20) the ability of Whirlpool to manage foreign currency fluctuations.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	2013	2012	2013	2012
Net sales	$4,683	$4,494	$13,679	$13,352
Expenses
Cost of products sold	3,837	3,791	11,290	11,271
Gross margin	846	703	2,389	2,081
Selling, general and administrative	460	420	1,334	1,272
Intangible amortization	5	8	19	23
Restructuring costs	68	62	141	175
Operating profit	313	213	895	611
Other income (expense)
Interest and sundry income (expense)	(16)	(38)	(73)	(77)
Interest expense	(43)	(48)	(133)	(150)
Earnings before income taxes	254	127	689	384
Income tax expense	55	47	27	87
Net earnings	199	80	662	297
Less: Net earnings available to noncontrolling interests	3	6	16	18
Net earnings available to Whirlpool	$196	$74	$646	$279
Per share of common stock
Basic net earnings available to Whirlpool	$2.46	$0.95	$8.11	$3.58
Diluted net earnings available to Whirlpool	$2.42	$0.94	$7.97	$3.53
Dividends declared	$0.625	$0.50	$1.75	$1.50
Weighted-average shares outstanding (in millions)
Basic	79.7	78.3	79.6	77.9
Diluted	81.0	79.3	81.0	79.0
Comprehensive income
Comprehensive income	$271	$135	$612	$202

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	September 30, 2013	December 31, 2012
Assets
Current assets
Cash and equivalents	$826	$1,168
Accounts receivable, net of allowance of $68 and $60, respectively	2,226	2,038
Inventories	2,667	2,354
Deferred income taxes	497	558
Prepaid and other current assets	787	709
Total current assets	7,003	6,827
Property, net of accumulated depreciation of $6,262 and $6,070, respectively	2,936	3,034
Goodwill	1,725	1,727
Other intangibles, net of accumulated amortization of $231 and $211, respectively	1,706	1,722
Deferred income taxes	1,974	1,832
Other noncurrent assets	316	254
Total assets	$15,660	$15,396
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,782	$3,698
Accrued expenses	706	692
Accrued advertising and promotions	414	419
Employee compensation	422	520
Notes payable	2	7
Current maturities of long-term debt	609	510
Other current liabilities	744	664
Total current liabilities	6,679	6,510
Noncurrent liabilities
Long-term debt	1,834	1,944
Pension benefits	1,500	1,636
Postretirement benefits	389	422
Other noncurrent liabilities	472	517
Total noncurrent liabilities	4,195	4,519
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 109 million and 108 million shares issued, respectively, and 79 million shares outstanding	109	108
Additional paid-in capital	2,409	2,313
Retained earnings	5,653	5,147
Accumulated other comprehensive loss	(1,580)	(1,531)
Treasury stock, 30 million and 29 million shares, respectively	(1,922)	(1,777)
Total Whirlpool stockholders’ equity	4,669	4,260
Noncontrolling interests	117	107
Total stockholders’ equity	4,786	4,367
Total liabilities and stockholders’ equity	$15,660	$15,396

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

	Nine Months Ended
	2013	2012
Operating activities
Net earnings	$662	$297
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	397	425
Settlement of Brazilian collection dispute	—	(275)
Curtailment gain	—	(52)
Changes in assets and liabilities:
Accounts receivable	(268)	(188)
Inventories	(335)	(260)
Accounts payable	160	134
Accrued advertising and promotions	(1)	(15)
Taxes deferred and payable, net	(101)	(63)
Accrued pension and postretirement benefits	(147)	(213)
Employee compensation	(73)	160
Other	(52)	(111)
Cash provided by (used in) operating activities	242	(161)
Investing activities
Capital expenditures	(317)	(276)
Proceeds from sale of assets	3	2
Other	(39)	—
Cash used in investing activities	(353)	(274)
Financing activities
Proceeds from borrowings of long-term debt	499	300
Repayments of long-term debt	(507)	(359)
Dividends paid	(139)	(116)
Net (repayments) proceeds of short-term borrowings	(3)	19
Common stock issued	80	14
Purchase of treasury stock	(140)	—
Other	(9)	(19)
Cash used in financing activities	(219)	(161)
Effect of exchange rate changes on cash and equivalents	(12)	5
Decrease in cash and equivalents	(342)	(591)
Cash and equivalents at beginning of period	1,168	1,109
Cash and equivalents at end of period	$826	$518

SUPPLEMENTAL INFORMATION - CONSOLIDATED CONDENSED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business operations" measures, including adjusted operating profit, adjusted earnings (loss) before income taxes (hereafter referred to as “adjusted earnings (loss) before tax”), adjusted diluted earnings per share (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), adjusted segment operating margin; and sales excluding foreign currency and BEFIEX and free cash flow. Ongoing business operations measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency and BEFIEX is calculated by translating the current period net sales excluding BEFIEX, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales excluding BEFIEX. Management believes that sales excluding foreign currency and BEFIEX provides stockholders with a clearer basis to assess our results over time. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes, diluted net earnings per share, reported operating profit by segment, and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share
The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended September 30, 2013. Adjusted segment operating margin is calculated by dividing adjusted segment operating profit by adjusted net sales. Adjusted net sales excludes Brazilian (BEFIEX) tax credits from reported net sales.

	Three Months Ended
	September 30, 2013
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$313	$254	$2.42
Restructuring Expense(a)	68	68	0.64
Brazilian Tax Credits (BEFIEX)(b)	(29)	(29)	(0.36)
U.S. Energy Tax Credits(c)	—	—	(0.18)
Antitrust and Contract Resolutions(d)	—	(3)	(0.03)
Investment Expenses(e)	1	5	0.04
Normalized Tax Rate Adjustment(f)	—	—	0.19
Adjusted Non-GAAP measure	$353	$295	$2.72

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended September 30, 2012. Adjusted segment operating margin is calculated by dividing adjusted segment operating profit by adjusted net sales. Adjusted net sales excludes Brazilian (BEFIEX) tax credits from reported net sales.

	Three Months Ended
	September 30, 2012
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$213	$127	$0.94
Restructuring Expense(a)	62	62	0.57
Brazilian Tax Credits (BEFIEX)(b)	(13)	(13)	(0.16)
Contract and Patent Resolutions(g)	—	22	0.17
Normalized Tax Rate Adjustment(f)	—	—	0.28
Adjusted Non-GAAP measure	$262	$198	$1.80

Ongoing Business Operations Measures - Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended September 30, 2013. Adjusted segment operating margin is calculated by dividing adjusted segment operating profit by adjusted net sales. Adjusted net sales excludes Brazilian (BEFIEX) tax credits from reported net sales.

	Three Months Ended
	September 30, 2013
	Segment Operating Profit	Restructuring Expense(a)	Brazilian Tax Credits (BEFIEX)(b)	Investment Expenses(e)	Adjusted Segment Operating Profit
North America	$289	$—	$—	$—	$289
Latin America	133	—	(29)	—	104
EMEA	—	—	—	—	—
Asia	7	—	—	—	7
Other/Eliminations	(116)	68	—	1	(47)
Total Whirlpool Corporation	$313	$68	$(29)	$1	$353

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended September 30, 2012. Adjusted segment operating margin is calculated by dividing adjusted segment operating profit by adjusted net sales. Adjusted net sales excludes Brazilian (BEFIEX) tax credits from reported net sales.

	Three Months Ended
	September 30, 2012
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Brazilian Tax Credits (BEFIEX)(b)	Adjusted Segment Operating Profit (Loss)
North America	$227	$—	$—	$227
Latin America	118	—	(13)	105
EMEA	(36)	—	—	(36)
Asia	7	—	—	7
Other/Eliminations	(103)	62	—	(41)
Total Whirlpool Corporation	$213	$62	$(13)	$262

Footnotes:

a.
During the third quarters of 2013 and 2012, we recorded restructuring charges of $68 million and $62 million, respectively. The diluted earnings per share impacts are calculated based on income tax impacts of $17 million and $18 million, respectively.

b.
During the third quarters of 2013 and 2012, we monetized Brazilian (BEFIEX) tax credits of $29 million and $13 million, respectively. The diluted earnings per share impact is calculated based on an income tax impact of $0 million.

c.	In the third quarter of 2013, we recognized $15 million of U.S. energy tax credits. The diluted earnings per share impact is calculated based on an income tax benefit of $15 million.

d.
During the third quarter of 2013, we reduced the expected costs related to antitrust and long-standing contract resolutions by $3 million. The diluted earnings per share impact is calculated based on an income tax impact of $1 million.

e.
During the third quarter of 2013, we recognized investment expenses of $5 million related to the pending acquisition of Hefei Sanyo. The diluted earnings per share impact is calculated based on an income tax impact of $1 million.

f.
During the third quarters of 2013 and 2012, we made adjustments to ongoing business operations EPS to reconcile specific items reported to a full-year effective tax rate of 24% for Q3 2013 and 25% for Q3 2012.

g.
In the third quarter of 2012, we recorded net expenses of $22 million primarily due to the conclusion of a long-standing U.S. contract and patent litigation. The diluted earnings per share impact is calculated based on an income tax impact of approximately $8 million.

Free Cash Flow (2013 Outlook)

As defined by the company, free cash flow is cash provided by (used in) operating activities after capital expenditures and proceeds from the sale of assets. The reconciliation provided below reconciles nine-month actual 2013 and 2012 and projected 2013 full-year free cash flow with actual and projected cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Nine Months Ended September 30,
(millions of dollars)	2013	2012	2013 Outlook
Cash provided by (used in) operating activities	$242	$(161)	$1,290	–	$1,360
Capital expenditures and proceeds from sale of assets	(314)	(274)	(600)	–	(650)
Free cash flow	$(72)	$(435)	$690	–	$710

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